EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Alder BioPharmaceuticals, Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 17, 2014, except for the effects of the reverse stock split described in the last paragraph of Note 1 as to which the date is April 24, 2014, relating to the financial statements of Alder BioPharmaceuticals, Inc., which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-194672). We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement filed on Form S-1 as incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

May 7, 2014